EXHIBIT 99.1

Donegal Group Inc. Provides Information Relating to Claim Activity in Fourth Quarter

MARIETTA, Pa., Feb. 15, 2012 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced today that its results of operations for the fourth quarter of 2011 will reflect the development of losses from the severe weather events that occurred in the first nine months of 2011.

Losses from catastrophe events earlier in 2011 added approximately $7.1 million to the Company's fourth quarter's losses, including a provision in the amount of $2.4 million for claims incurred but not yet reported at December 31, 2011. In addition to the losses from storms earlier in 2011, the Company incurred $5.0 million of weather-related losses and $6.5 million in large fire losses during the fourth quarter of 2011. The Company currently expects to report a net loss between $0.03 and $0.05 per share of its Class A common stock for the fourth quarter of 2011 as a result of the increased claim activity.

The Company will provide further details with respect to the fourth quarter claims activity in its year-end conference call and webcast scheduled for February 24, 2012 at 11:00AM Eastern Time.

About the Company

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 22 Mid-Atlantic, Midwestern, New England and Southern states.

The Company's Class A and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably for more than two decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability.

The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

CONTACT: Jeffrey D. Miller
         Senior Vice President and Chief Financial Officer
         Phone: (717) 426-1931
         Fax: (717) 426-7031
         E-mail: jeffmiller@donegalgroup.com